                                                                       Exhibit 8


                          [Letterhead of Winston & Strawn]

                                 December ___, 1997

Moorman Manufacturing Company
1000 North 30th Street
P.O. Box C1
Quincy, Illinois  62305


    Re:  Merger Agreement with Archer-Daniels-Midland Company

Dear Ladies and Gentlemen:

    We have acted as special tax counsel for you in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of September 12, 1997 among Moorman Manufacturing Company ("MMC"), Archer-Daniels-Midland Company ("ADM") and ADM Acquisition Corp. ("Merger Sub") (a wholly-owned subsidiary of ADM) (the "Agreement"). This letter addresses the federal income tax issues on which you have requested our opinion. This opinion is being delivered pursuant to Section 7.2(b) of the Agreement and upon the express instructions and request of MMC. Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement.

    In connection with our opinions herein, we have examined the following documents:

    (a)  the Agreement;

    (b) the Representation Letter dated ________________, 1997 from MMC to Winston & Strawn;

    (c) the Representation Letter dated ________________, 1997 from ADM to Winston & Strawn;

    (d) the Representation Letter dated _______________, 1997 from the CFM Foundation to Winston & Strawn;

    (e) the Representation Letter dated _______________, 1997 from the Mercantile Trust & Savings Bank (the "Bank") to Winston & Strawn regarding the Bank's letter dated _________________, 1997 to MMC;

    (f) the Representation Letter dated _________________, 1997 from the Moorman Manufacturing Company Employee Profit Sharing Plan to Winston & Strawn; and

    (g) Representation Letters from various shareholders of MMC who own 1% or more of the MMC stock.

Moorman Manufacturing Company
December __, 1997
Page 2


    We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and that the signatures on all documents examined by us are genuine. This opinion is dependent upon current MMC shareholders (the "Shareholders") in the aggregate (i) having no present agreement, contract, plan or arrangement to sell, exchange or otherwise dispose of more than 50 percent of the ADM stock received in the merger and (ii) continuing to hold at least 50 percent of the ADM stock received in the merger for a period of at least one year.

    As to any facts material to our opinion, we have, with your consent, relied on the representations, warranties, covenants, and opinions made in the above listed documents by the respective parties thereto. Whenever our opinion with respect to the existence or absence of facts is based on our knowledge or awareness, we are referring to the actual knowledge of Winston & Strawn attorneys or have actively represented MMC or the Shareholders during the course of our representation of such parties with respect to this opinion. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

    All opinions contained herein are rendered only as to the date hereof, and we undertake no obligation to update this opinion. Moreover, the Code and regulations promulgated thereunder are subject to change, new interpretations, both prospectively and retroactively, and changes in the facts as they have been represented to us or assumed by us or concluded by others, could affect our analysis and conclusions.

    Subject to the foregoing, we express the following opinions:

    1. Under current law, upon consummation of the transactions contemplated by the Agreement, the merger of Merger Sub into MMC will be treated as a reorganization within the meaning of Code sections 368(a)(1)(A) and 368(a)(2)(E).

    2. Under current law, upon consummation of the transactions contemplated by the Agreement, the Shareholders will not recognize gain or loss for federal income tax purposes to the extent that they receive only the ADM Common Stock in exchange for their MMC Stock.

    3. Under current law, upon consummation of the transactions contemplated by the Agreement, the Shareholders' basis in the ADM Common Stock to be received will equal their basis in the MMC Stock exchanged therefor and the Shareholders' holding period in the ADM Common stock to be received in the Merger will include the period for which the Shareholders held their MMC Stock exchanged therefore as long as the MMC Stock was held as a capital asset.

    4. Under current law, upon consummation of the transactions contemplated by the Agreement, neither MMC, ADM, nor Merger Sub will recognize gain or loss as a result of the merger.

    These opinions are rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity, other than the Shareholders in connection with the Merger without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this opinion as

Moorman Manufacturing Company
December __, 1997
Page 3


an Exhibit to the Registration Statement and the use of our name in the Proxy under the section entitled "Certain Federal Income Tax Consequences." In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.



                                            Very truly yours,